REALOGY REPORTS RESULTS FOR THIRD QUARTER 2006
3Q 2006 Revenue was $1.73 Billion
3Q 2006 EBITDA Before Separation, Restructuring and Legacy Costs
was $277 Million and Net Income was $87 Million
3Q 2006 Per Share Earnings Before Separation, Restructuring and
Legacy Costs was $0.52 and 3Q 2006 EPS was $0.34
Company Reiterates Guidance for Full Year 2006
PARSIPPANY, N.J., Nov. 1, 2006 - Realogy Corporation (NYSE: H) today reported results for third quarter 2006, which were at the high-end of the range of expectations that it announced on Oct. 11, 2006. Specifically, third quarter revenue was $1.73 billion; EBITDA before separation, restructuring and legacy costs of Realogy’s former parent incurred by the Company (“legacy costs”) was $277 million; per share earnings adjusted on the same basis (“Adjusted EPS”) was $0.52; EPS was $0.34; and net income, after deducting all such costs, was $87 million. The majority of the aggregate separation, restructuring and legacy costs are non-cash. (Please see Tables 1 and 6 for reconciliations of EBITDA before separation, restructuring and legacy costs to net income and Adjusted EPS to EPS, respectively, and Table 6 for the definitions of such non-GAAP financial measures.)
Realogy’s third quarter 2006 operating results declined year-over-year, as expected, primarily as a result of the industry-wide slowdown in U.S. existing home sales, which began in 2005.
Richard A. Smith, Realogy’s Vice Chairman and President, commented: “During the third quarter, year-over-year home sale sides declined by 22% at Realogy Franchise Group (RFG) and by 23% at NRT, the Company’s owned brokerage unit. The larger decline at NRT reflects its concentration in the major coastal markets such as California and Florida, where recent home sale declines have been more pronounced than the national average, partially offset by brokerage acquisitions. The decline in sides was marginally offset by slightly higher year-over-year home prices at NRT. We continue to expect full year 2006 home sale sides to be down 15% to 20% at RFG and 13% to 16% at NRT.
“During the current down cycle in the residential real estate market, we are continuing to strengthen our position as the world’s largest real estate franchisor and a leading provider of real estate services. For example, we continue to grow our franchise network and rationalize our fixed cost base so that we are a stronger company when growth resumes.”
With respect to the long-term outlook for the business, Mr. Smith stated: “We remain bullish on the secular growth of the U.S. residential real estate market, which is being driven by compelling demographic and economic trends. Once we cycle through the current period of moderation, we expect to return to long-term, double-digit earnings growth driven by increasing home sales and price coupled with incremental growth from company-specific initiatives such as new franchise sales, brokerage acquisitions and increased cross-selling.”
Strategic, Operational and Financial Accomplishments
Over the past several months, the Company made considerable progress towards its strategic, operational and financial goals:
•	Completed the spin-off from its former parent Cendant Corporation. On Aug. 1, 2006, Realogy’s stock began trading “regular-way” on the New York Stock Exchange under ticker symbol “H,” representing “homes,” and also became a member of the S&P 500 index.
•	In late August, authorized a stock repurchase program for up to 48 million shares (or approximately 19% of the Company’s shares then outstanding), which is being funded principally from the $1.4 billion of proceeds Realogy received from Cendant’s sale of Travelport. Pursuant to this program, the Company repurchased 37 million shares of its common stock at $23 per share, for an aggregate of $851 million, through a modified “Dutch Auction” tender offer, reducing its outstanding shares to approximately 215 million. As previously announced, the Company intends to repurchase the remaining 11 million shares under the share repurchase program through open market purchases.
•	Completed the sale of $1.2 billion aggregate principal amount of senior notes in an unregistered offering, which was increased in size from $800 million. The maturities of the notes range from 3 to 10 years and the proceeds from the offering, together with cash on hand, were used to repay the $1.225 billion principal amount that was outstanding under the Company’s interim term loan facility.
•	Maintained approximately the same commission rate per transaction side at NRT for the fifth consecutive quarter, primarily as a result of the “Getting What You’re Worth” campaign, which NRT implemented with its sales associate population in late 2005.
2006 Outlook
The Company reiterated its full year 2006 guidance, which was originally issued on Aug. 23, 2006. Specifically, full-year 2006 revenue is expected to range from $6.4 billion to $6.7 billion; EBITDA before separation, restructuring and legacy costs is expected to range from $800 million to $900 million; Adjusted EPS is expected to range from $1.44 to $1.76 per share; and net income, after deducting all such costs, is expected to range from $250 million to $340 million, or $1.03 to $1.43 per share. Note that the Company’s previous Adjusted EPS guidance of $1.42 to $1.75 issued on Aug. 23, 2006 was after legacy costs while the current guidance has been refined to remove the impact of legacy costs. On a comparable basis, the Company’s Adjusted EPS guidance has not changed.
The details of the Company’s 2006 guidance are set forth in Table 5, including reconciliations of non-GAAP financial measures to their most directly comparable GAAP measures, and the definitions of such non-GAAP financial measures are set forth in Table 6.
Investor Conference Call
Realogy will hold a conference call to review its results at 5:00 p.m. (ET) today. The call will be hosted by Henry R. Silverman, chairman and CEO; Richard A. Smith, vice chairman and president; and Anthony E. Hull, executive vice president, CFO and treasurer.
Investors may access the conference call live at www.realogy.com or by dialing (888) 577-8991 and referencing “Realogy;” international participants should dial (210) 234-0010. Please dial in at least 5-10 minutes prior to start time. A web replay will be available at www.realogy.com following the call. A telephone replay will be available from 8:00 p.m. (ET) on Nov. 1, 2006 until 10:00 p.m. (ET) on Nov. 8, 2006 at (800) 251-9790; international participants should dial (402) 220-9702.
About Realogy Corporation
Realogy Corporation (NYSE: H), the world’s largest real estate franchisor, has a diversified business model that also includes real estate brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Century 21®, Coldwell Banker®, Coldwell Banker Commercial®, ERA®, Sotheby’s International Realty®, ONCOR International, NRT Incorporated, Cartus and Title Resource Group. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) has more than 15,000 employees worldwide.
Forward-Looking Statements
Certain statements in this press release, including but not limited to those relating to our expected 2006 third quarter results and our 2006 full year forecast, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation (“Realogy”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Various factors that could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements include but are not limited to adverse developments in general business, economic and political conditions or any outbreak or escalation of hostilities on a national, regional or international basis, a decline in the number of home sales and/or prices, local and regional conditions in the areas where our franchisees and brokerage operations are located, our inability to access capital and/or asset backed markets on favorable terms, and risks inherent in Realogy’s separation from Cendant and the related transactions.
In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward looking statements are specified in Realogy’s filings with the Securities and Exchange Commission (the “SEC”), including Realogy’s Information Statement dated July 13, 2006, its Quarterly Report on Form 10-Q for the three months ended June 30, 2006 and its Quarterly Report on Form 10-Q for the three months ended September 30, 2006 to be filed with the SEC, under headings such as “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Except for Realogy’s ongoing obligations to disclose material information under the federal securities laws, Realogy undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.
Media Contact:
Mark Panus
(973) 407-7215
mark.panus@realogy.com
Investor Relations Contact:
Henry A. Diamond
(973) 407-2710
henry.diamond@realogy.com

Exhibit 99.1
Table 1

REALOGY CORPORATION
SUMMARY DATA SHEET — THREE MONTHS
(Dollars in millions, except per share data)

	Three Months Ended September 30,
	2006	2005	% Change
Income Statement Items
Net Revenues	$1,734	$2,075	(16%)
EBITDA before Separation, Restructuring and Former Parent Legacy Costs	277	406	(32%)
Net Income (A)	87	227	(62%)
Earnings Per Share (Diluted)	0.34	0.91	(63%)
Adjusted EPS (D)	0.52	0.91	(43%)

Cash Flow Items
Payments Made for Acquisitions, Net of Cash Acquired	$(30)	$(128)
Increased Investment in Secured Assets	(148)	(45)
Increase in Secured Borrowings	146	57
Net Change in Unsecured Borrowings	1,825	—
Capital Expenditures	(26)	(26)
Income Tax Payments	(2)	(2)

	As of	As of
	September 30, 2006	December 31, 2005
Balance Sheet Items
Cash and Cash Equivalents (B)	$1,280	$36
Secured Assets	1,082	856
Secured Obligations	903	757
Unsecured Debt	1,825	—

	Three Months Ended September 30,
	2006	2005	% Change
Segment Results
Net Revenues
Real Estate Franchise Services	$233	$286	(19%)
Company Owned Real Estate Brokerage Services	1,337	1,667	(20%)
Relocation Services	142	140	1%
Title and Settlement Services	109	93	17%

Total Reporting Segments	1,821	2,186	(17%)
Corporate and Other (C)	(87)	(111)	*

Realogy Corporation	$1,734	$2,075	(16%)

EBITDA before Separation, Restructuring and Former Parent Legacy Costs (D)
Real Estate Franchise Services	$169	$219	(23%)
Company Owned Real Estate Brokerage Services	54	124	(56%)
Relocation Services	40	42	(5%)
Title and Settlement Services	17	21	(19%)

Total Reporting Segments	280	406	(31%)
Corporate and Other	(3)	—	*

EBITDA before Separation, Restructuring and Legacy Costs	$277	$406	(32%)

Reconciliation of EBITDA before Separation, Restructuring and Former Parent Legacy Costs to Net Income
EBITDA before Separation, Restructuring and Legacy Costs	$277	$406	(32%)
Less: Separation, restructuring and legacy costs	74	1	*
Depreciation and amortization	36	34	*
Interest expense (income), net	14	(4)	*

Income before income taxes and Minority interest	153	375	(59%)
Less: Provision for income taxes	65	147	*
Minority interest, net of tax	1	1	*

Net Income	$87	$227	(62%)

*	Not meaningful.

(A)	Net income for the three months ended September 30, 2006 includes $6 million, $57 million, $14 million and $3 million of stock compensation costs, separation costs, restructuring costs and former parent legacy costs, respectively. Net income for the three months ended September 30, 2005 includes $5 million and $1 million of stock compensation costs and restructuring costs, respectively.

(B)	On October 6, 2006, $851 million of cash and cash equivalents were utilized by the Company to purchase 37 million shares of the Company’s common stock at a price of $23 per share.

(C)	Includes the elimination of transactions between segments, which consists primarily of (i) intercompany royalties of $87 million and $107 million paid by our Company Owned Real Estate Brokerage Services segment during the third quarter of 2006 and 2005, respectively, and (ii) intercompany royalties of $4 million paid by our Title and Settlement Services segment to our Real Estate Franchise Services segment during the third quarter 2005.

(D)	See Table 6 for a description of EBITDA before Separation, Restructuring and Former Parent Legacy Costs and Adjusted EPS.

Table 1

REALOGY CORPORATION
SUMMARY DATA SHEET — NINE MONTHS
(Dollars in millions, except per share data)

	Nine Months Ended September 30,
	2006	2005	% Change
Income Statement Items
Net Revenues	$5,058	$5,520	(8%)
EBITDA before Separation, Restructuring and Former Parent Legacy Costs	710	956	(26%)
Net Income (A)	304	518	(41%)
Earnings Per Share (Diluted)	1.21	2.07	(42%)
Adjusted EPS (D)	1.44	2.08	(31%)

Cash Flow Items
Payments Made for Acquisitions, Net of Cash Acquired	$(158)	$(210)
Increased Investment in Secured Assets	(214)	(153)
Increase in Secured Borrowings	146	352
Net Change in Unsecured Borrowings	1,825	—
Capital Expenditures	(68)	(75)
Income Tax Payments	(9)	(15)

	As of	As of
	September 30, 2006	December 31, 2005
Balance Sheet Items
Cash and Cash Equivalents (B)	$1,280	$36
Secured Assets	1,082	856
Secured Obligations	903	757
Unsecured Debt	1,825	—

	Nine Months Ended September 30,
	2006	2005	% Change
Segment Results
Net Revenues
Real Estate Franchise Services	$681	$759	(10%)
Company Owned Real Estate Brokerage Services	3,940	4,435	(11%)
Relocation Services	379	378	—%
Title and Settlement Services	313	245	28%

Total Reporting Segments	5,313	5,817	(9%)
Corporate and Other (C)	(255)	(297)	*

Realogy Corporation	$5,058	$5,520	(8%)

EBITDA before Separation, Restructuring and Former Parent Legacy Costs (D)
Real Estate Franchise Services	$490	$571	(14%)
Company Owned Real Estate Brokerage Services	90	236	(62%)
Relocation Services	93	103	(10%)
Title and Settlement Services	40	47	(15%)

Total Reporting Segments	713	957	(25%)
Corporate and Other	(3)	(1)	*

EBITDA before Separation, Restructuring and Legacy Costs	$710	$956	(26%)

Reconciliation of EBITDA before Separation, Restructuring and Former Parent Legacy Costs to Net Income
EBITDA before Separation, Restructuring and Legacy Costs	$710	$956	(26%)
Less: Separation, restructuring and legacy costs	94	6	*
Depreciation and amortization	107	95	*
Interest expense (income), net	4	(3)	*

Income before income taxes and Minority interest	505	858	(41%)
Less: Provision for income taxes	200	337	*
Minority interest, net of tax	1	3	*

Net Income	$304	$518	(41%)

*	Not meaningful.

(A)	Net income for the nine months ended September 30, 2006 includes $18 million, $65 million, $26 million and $3 million of stock compensation costs, separation costs, restructuring costs and former parent legacy costs, respectively. Net income for the nine months ended September 30, 2005 includes $12 million and $6 million of stock compensation costs and restructuring costs, respectively.

(B)	On October 6, 2006, $851 million of cash and cash equivalents were utilized by the Company to purchase 37 million shares of the Company’s common stock at a price of $23 per share.

(C)	Includes the elimination of transactions between segments, which consists primarily of (i) intercompany royalties of $255 million and $286 million paid by our Company Owned Real Estate Brokerage Services segment during the nine months ended September 30, 2006 and 2005, respectively, and (ii) intercompany royalties of $11 million paid by our Title and Settlement Services segment to our Real Estate Franchise Services segment during the nine months ended September 30, 2005.

(D)	See Table 6 for a description of EBITDA before Separation, Restructuring and Former Parent Legacy Costs and Adjusted EPS.

Table 2
REALOGY CORPORATION
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
(Dollars in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues
Gross commission income	$1,320	$1,652	$3,899	$4,391
Service revenue	232	219	643	585
Franchise fees	125	155	365	408
Other	57	49	151	136

Net revenues	1,734	2,075	5,058	5,520

Expenses
Commission and other agent-related costs	885	1,117	2,615	2,965
Operating, marketing and general and administrative	572	552	1,733	1,599
Former parent legacy costs	3	—	3	—
Separation costs	57	—	65	—
Restructuring costs	14	1	26	6
Depreciation and amortization	36	34	107	95
Interest (income) expense, net	14	(4)	4	(3)

Total expenses	1,581	1,700	4,553	4,662

Income before income taxes and minority interest	153	375	505	858
Provision for income taxes	65	147	200	337
Minority interest, net of tax	1	1	1	3

Net income	$87	$227	$304	$518

Net income per common share
Basic	$0.35	$0.91	$1.21	$2.07

Diluted	$0.34	$0.91	$1.21	$2.07

Weighted average shares outstanding (A)
Basic	251.4	250.5	250.8	250.5
Diluted	252.8	250.5	251.2	250.5

Reconciliation of Net Income to Adjusted EPS
Net income	$87	$227	$304	$518
Separation, restructuring and legacy costs, net of tax	45	1	57	4

	132	228	361	522
Diluted weighted average shares	252.8	250.5	251.2	250.5

Adjusted EPS	$0.52	$0.91	$1.44	$2.08

(A)	For all periods prior to August 1, 2006, the date of Separation, the Company is utilizing 250,452,641 shares of common stock in the calculation of basic and diluted earnings per share as this number represents the number of shares outstanding at the date of Separation. For periods after the date of Separation, equity awards converted or granted have been included in the diluted EPS calculation on a weighted average basis.

Table 3
REALOGY CORPORATION
DRIVERS AND KEY OPERATING STATISTICS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	% Change	2006	2005	% Change
Realogy Franchise Group
Closed homesale sides (a)	402,109	516,534	(22%)	1,176,920	1,427,379	(18%)
Average homesale price	$231,997	$233,211	(1%)	$231,127	$222,254	4%
Average homesale broker commission rate	2.46%	2.50%	(4 bps)	2.47%	2.52%	(5 bps)
Net effective royalty rate	4.95%	4.69%	26 bps	4.86%	4.69%	17 bps
Royalty per side	$290	$283	2%	$284	$268	6%

Brokerage (NRT)
Closed homesale sides (b)	103,850	135,463	(23%)	307,476	362,393	(15%)
Average homesale price	$489,751	$476,636	3%	$491,256	$470,904	4%
Average homesale broker commission rate	2.48%	2.48%	—	2.48%	2.49%	(1 bps)
Gross commission income per side	$12,678	$12,180	4%	$12,647	$12,104	4%

Cartus
Initiations	31,785	32,250	(1%)	103,608	95,283	9%
Referrals	21,761	25,149	(13%)	67,237	72,433	(7%)

Title Resource Group (TRG)
Purchase Title and Closing Units (c)	42,442	43,613	(3%)	125,385	115,890	8%
Refinance Title and Closing Units (c)	9,551	14,222	(33%)	30,557	38,912	(21%)
Average price per closing unit	$1,430	$1,411	1%	$1,406	$1,387	1%

(a)	These amounts include only those relating to third-party franchisees and do not include amounts relating to the Company Owned Real Estate Brokerage Services segment. In addition, the amounts presented for the three and nine month periods ended September 30, 2005 include 7,221 and 22,814 sides, respectively, prior to acquisitions of third-party franchisees made by NRT subsequent to July 1, 2005 for the quarterly period and subsequent to January 1, 2005 for the nine month period. Excluding these amounts, closed homesale sides would have decreased 21% and 16% for the three and nine month periods ended September 30, 2006, respectively.

(b)	The amounts presented for the three and nine month periods ended September 30, 2006 include 3,117 and 15,558 sides, respectively, as a result of certain larger acquisitions made by NRT subsequent to July 1, 2005 for the quarterly period and subsequent to January 1, 2005 for the nine month period. Excluding these amounts, closed homesale sides would have decreased 26% and 19% for the three and nine month periods ended September 30, 2006, respectively.

(c)	The amounts presented for the three and nine month periods ended September 30, 2006 include 7,796 and 23,915 purchase units and 300 and 908 refinance units, respectively, as a result of the acquisition of Texas American Title Company, which was acquired on January 6, 2006. Excluding these amounts, purchase title and closing units would have decreased 21% and 12% for the three and nine month periods ended September 30, 2006, respectively, and refinance title and closing units would have decreased 35% and 24% for the three and nine month periods ended September 30, 2006, respectively.

Table 4
REALOGY CORPORATION
SCHEDULE OF INDEBTEDNESS
(In millions)

		September 30,	December 31,
Maturity Date		2006	2005
	Secured Obligations
May 2007	Apple Ridge Funding LLC	$664	$513
May 2007	Kenosia Funding LLC	125	109
September 2008	U.K. Relocation Receivables Funding Limited	114	135

	Total Secured Debt	$903	$757

	Unsecured Obligations
Various	Short-Term Borrowing Facilities	—	—
May 2011	Revolving Credit Facility	—	—
May 2011	Term Loan	600	—
May 2007	Interim Loan Facility	1,225	—

	Total Unsecured Debt	$1,825	$—

	Total Indebtedness	$2,728	$757

On October 20, 2006, the Company completed a bond offering for $1,200 million aggregate principal amount of three-, five- and ten-year senior notes. The Company used the proceeds from this offering, along with $25 million of cash and cash equivalents on hand, to repay all of the $1,225 million outstanding under the interim term loan facility on October 20, 2006. The following table reflects our indebtedness at September 30, 2006 and our pro forma indebtedness after giving effect to the incurrence of an aggregate of $1,200 million of new unsecured indebtedness offset by the repayment of $1,225 million of borrowings under our interim loan facility:

	September 30,		Note Offering
	2006	Adjustments	Pro Forma
Secured Obligations
Apple Ridge Funding LLC	$664	$—	$664
Kenosia Funding LLC	125	—	125
U.K. Relocation Receivables Funding Limited	114	—	114

Total Secured Debt	$903	$—	$903

Unsecured Obligations
Short-Term Borrowing Facilities	—	—	—
Revolving Credit Facility	—	—	—
Term Loan	600	—	600
Interim Loan Facility	1,225	(1,225)	—
Senior Notes	—	1,200	1,200

Total Unsecured Debt	$1,825	$(25)	$1,800

Total Indebtedness	$2,728	$(25)	$2,703

Table 5
REALOGY CORPORATION
FULL YEAR GUIDANCE FOR 2006
(dollars in millions, except driver and earnings per share information)

	Low	High
Key Revenue Drivers
Real Estate Franchise Services (RFG)
Closed Homesale Sides	1,477,700	1,576,800
Average Homesale Price	231,000	232,000
Company Owned Real Estate Brokerage Services (NRT)
Closed Homesale Sides	395,000	406,000
Average Homesale Price	491,300	493,300

Total Revenue	$6,400	$6,700

Total EBITDA before Separation, Restructuring and Former Parent Legacy Costs (1)
Real Estate Franchise Services (RFG)	$615	$645
Company Owned Real Estate Brokerage Services (NRT)	50	90
Relocation Services (Cartus)	110	120
Title and Settlement Services (TRG)	45	55

Total Operations	820	910
Corporate and Other	(20)	(10)

Total EBITDA before Separation, Restructuring and Former Parent Legacy Costs	$800	$900
Former parent legacy costs (2)	(10)	(10)

	$790	$890
Separation and restructuring costs	(155)	(120)
Depreciation and amortization (3)	(160)	(150)
Interest expense (income), net (4)	(60)	(50)

Income before income taxes and minority interest	$415	$570
Provision for income taxes	(160)	(225)
Minority interest, net of taxes	(5)	(5)

Net income	$250	$340

Earnings per share (diluted)	$1.03	$1.43
Diluted weighted average shares outstanding (5)	243	237

Other Items Impacting 2006 Free Cash Flow (6)
Capital Expenditures (7)	$(105)	$(135)
Acquisitions	(225)	(275)
Working Capital and Other Uses (8)	(30)	(60)

Reconciliation of Earnings Per Share to Adjusted EPS
Separation, restructuring and legacy costs, net of tax	$101	$79
Diluted weighted average shares	243	237

	0.41	0.33
Earnings Per Share	1.03	1.43

Adjusted EPS (1)	$1.44	$1.76

(1)	The full year 2006 guidance includes five months of stand alone corporate costs and former parent legacy costs. See Table 6 for a description of EBITDA before Separation, Restructuring and Former Parent Legacy Costs and Adjusted EPS.

(2)	Former parent residual costs include our former parent’s legal, investigation and other charges that are not related to the operations of Realogy.

(3)	Includes amortization of Pendings and Listings.

(4)	Based on the repurchase of 48 million shares intended to be completed by December 31, 2006 and assumed interest rate of approximately 6%.

(5)	The fully diluted share range shown here assumes the completion of the repurchase of 48 million shares by the end of 2006 and reflects averaging the lower share count in the final quarter of 2006 with the pre-repurchase higher share count during the first three quarters of the year to determine the fully diluted share count for 2006 on an annual basis. In 2007, absent other changes, we would expect that the fully diluted share count would total approximately 205 million as a result of the completion of the contemplated share repurchase program in the time frame indicated.

(6)	Free Cash Flow represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures, (ii) acquisitions, (iii) changes in secured borrowings, (iv) transfers to Realogy’s former parent related to taxes, (v) working capital and other cash uses. We believe that Free Cash Flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is currently contemplated to repurchase stock and repay debt obligations. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly titled measures used by other companies. We do not provide a reconciliation of Free Cash Flow to the most directly comparable measure under GAAP (Net Cash Provided by Operating Activities), as we do not project all of the items that would be necessary to provide such a reconciliation.

(7)	Capital Expenditures will include approximately $20-$25 million of separation-related expenditures.

(8)	Includes after-tax separation and restructuring cash costs and estimated contingent Cendant liability payments of $50-$70 million as well as adjustments to reflect cash tax payments that are lower than our GAAP Provision for Income Taxes and changes in secured assets and liabilities and other cash adjustments.

Table 6
REALOGY CORPORATION
NON-GAAP FINANCIAL MEASURES
The financial measures EBITDA before Separation, Restructuring and Former Parent Legacy Costs and Adjusted EPS are presented in this press release, as supplemental measures of our performance that are non-GAAP measures as defined under SEC rules. As required by SEC rules, we have provided below a description of what they represent and the reasons we present these non-GAAP financial measures. A reconciliation of EBITDA before Separation, Restructuring and Former Parent Legacy Costs to the most directly comparable GAAP measure, net income, is presented on Table 1 and the reconciliation of Earnings Per Share to Adjusted EPS is presented below.
EBITDA before Separation, Restructuring and Former Parent Legacy Costs
Defined as net income before separation, restructuring and former parent legacy costs incurred by us, interest expense (other than interest relating to secured obligations), income taxes, depreciation, amortization and minority interest.
Adjusted EPS
Defined as earnings per share before separation, restructuring and former parent company legacy costs incurred by us.
We present EBITDA before Separation, Restructuring and Former Parent Legacy Costs and Adjusted EPS because we believe these measures provide investors with important additional information to evaluate our operating performance. We believe EBITDA before Separation, Restructuring and Former Parent Legacy Costs and Adjusted EPS are useful as supplemental measures in evaluating performance of our operating businesses and provide greater transparency into our results of operations. EBITDA before Separation, Restructuring and Former Parent Legacy Costs, is a measure used by our management, including our chief operating decision maker, to perform such evaluation, and is a factor in measuring compliance with debt covenants relating to certain of our borrowing arrangements.
EBITDA before Separation, Restructuring and Former Parent Legacy Costs should not be considered in isolation or as substitutes for net income or other income statement data prepared in accordance with generally accepted accounting principles and our presentation of EBITDA before Separation, Restructuring and Former Parent Legacy Costs, may not be comparable to similarly titled measures used by other companies. EBITDA before Separation, Restructuring and Former Parent Legacy Costs and Adjusted EPS have limitations as analytical tools, and you should not consider either measure in isolation, or as an alternative to pretax income or any other operating performance measure presented in accordance with GAAP.
Reconciliation of Earnings Per Share to Adjusted EPS (in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Separation, restructuring and legacy costs, net of tax	$45	$1	$57	$4
Diluted weighted average shares	252.8	250.5	251.2	250.5

	0.18	—	0.23	0.01
Earnings Per Share	0.34	0.91	1.21	2.07

Adjusted EPS	$0.52	$0.91	$1.44	$2.08